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                                                                       EXHIBIT 2

                          AGREEMENT PROVIDING RIGHT OF
                                  LAST REFUSAL

This Agreement is entered into effective as of December 4, 1997, by and between GIBSON GREETINGS, INC. ("Gibson"), THE VIRTUAL MALL INC., a California corporation doing business as "Greet Street" (the "Corporation") and the other persons and entities set forth on the signature page hereof (the
"Shareholders"). (Gibson, the Corporation and the Shareholders are collectively referred to herein as the "Parties").

All capitalized terms utilized within this Agreement shall have the same definition as in the Series D Preferred Stock Purchase Agreement between Gibson and the Corporation dated even herewith (including Exhibits attached thereto, the "Purchase Agreement").

For and in consideration of Gibson and the Corporation entering into the Purchase Agreement and the Content Agreement (as defined below), the Parties hereby agree as follows:

1. LAST REFUSAL; EFFECTIVENESS. Subject to Section 5 below, Gibson shall have a right of last refusal to match the terms of any offer (a "Purchase Offer") made by either Hallmark or American Greetings (or one of their Affiliates, as those terms are defined in the Purchase Agreement) in connection with a sale of any equity interest in the Corporation to such entity or the issuance of any debt instrument to such entity (a "Proposed Sale Transaction"). Notwithstanding anything contained herein, this Agreement shall become effective only in the event that (i) the Corporation issues and sells the Preferred Shares to Gibson pursuant to the terms of the Purchase Agreement, and (ii) the Corporation and Gibson each execute and deliver to the other that certain Content Provider and Distribution Agreement dated even herewith (the "Content Agreement").

2. NOTICE OF PROPOSED SALE TRANSACTION.

     (a) Prior to entering into any binding commitment with Hallmark or American Greetings, or one of their Affiliates, (the "Proposed Purchaser" in connection with a Proposed Sale Transaction, the Corporation and/or the Shareholders who would be party to such Proposed Sale Transaction shall deliver to Gibson written notice (a "Sale Notice") setting forth the name of the Proposed Purchaser and the specific terms of the Purchase Offer (including, without limitation, the offering price and the proposed terms of payments). A copy of any written Purchase Offer or any agreement executed in connection with such Proposed Sale Transaction shall be attached to such Sale Notice, provided that Gibson shall, if requested, agree in writing to maintain the confidentiality thereof pursuant to the terms of a non-disclosure agreement in a form substantially similar to the Mutual Nondisclosure Agreement dated October 20, 1997 between Gibson and the Corporation, provided that Gibson may disclose the terms of the Purchase Offer or Proposed Sale Transaction to its employees, attorneys, or advisers on a "need-to-know" basis for the purposes of evaluating and responding to the Purchase Offer or Proposed Sale Transaction.


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     (b) Gibson shall have the right to elect to cause the Corporation and/or the relevant Shareholders to enter into a binding transaction with Gibson on the terms of the Proposed Sale Transaction specified in such Purchase Offer by giving written notice of its binding election to the Corporation and/or the relevant Shareholders within 14 days from the date Gibson received the Sale Notice pursuant to Section 2(a) above (the "Election Period").

     (c) If the terms of a proposed Sale Transaction include consideration to be paid in whole or in part in capital stock of the proposed purchaser, Gibson shall have the right to substitute therefor substantially equivalent voting stock of Gibson with the same "fair market value," provided that if the Proposed Purchaser would be required by the terms of the Proposed Sale Transaction to file a registration statement with the Securities and Exchange Commission on Form S-4 or otherwise, then Gibson must register the shares of its voting stock that it elects to deliver as part of the consideration to be paid to the Corporation and/or the relevant Shareholders. For purposes of this Section 2(c), the "fair market value" of the relevant capital stock shall be an amount agreed upon between Gibson and the Corporation (or, if the Proposed Sale Transaction is with the Shareholders rather than the Corporation, then between Gibson and the Shareholders holding a majority of the shares of capital stock of the Corporation held by the Shareholders, referred to as the "Majority Shareholders"). If the relevant Parties fail to agree, then "fair market value" shall be determined by an investment bank firm chosen and in the manner as follows: Gibson shall choose one, the Corporation (or the Majority Shareholders, as applicable) shall choose one, and those two investment banking firms shall choose a third, which third firm shall then determine "fair market value," but such determination shall be strictly limited to selecting from either Gibson's or the Corporation's (or the Majority Shareholders', as applicable) written proposal as to the "fair market value" of the relevant capital stock, which shall be provided to the third firm, and the other Party, within five (5) business days of the selection of the third firm, whichever proposal the third firm believes most closely approximates its own determination of "fair market value." Such determination shall be final and binding. The fees and expenses of the third investment banking firm shall be paid equally by Gibson and the Corporation (or the Majority Shareholders, as applicable).

3. ELECTION TO MATCH PURCHASE OFFER. If Gibson elects to match the terms of any such Purchase Offer as provided in Section 2 above, then the Corporation and/or such Shareholders shall consummate the Proposed Sale Transaction with Gibson pursuant to the terms of the Purchase Offer. Gibson's notice of said election shall specify a date for the closing of the Transaction, which shall not be more than 60 days after the date Gibson gave such notice and shall take place at such place as Gibson specifies in its notice.

4. NO ELECTION TO MATCH PURCHASE OFFER. If Gibson elects not to match the terms of any such Purchase Offer as provided in Section 2 above, or the Election Period expires without Gibson making such election, then the Corporation and/or the relevant Shareholders, as the case may be, may consummate the Proposed Sale Transaction with the Proposed Purchaser pursuant to the terms of the Purchase Offer, within a period of 120 days after the expiration of the Election Period.

5. TERMINATION. This Agreement shall terminate, and be of not further force or effect, immediately (and without notice) upon the earliest of the following events to occur: (a) if at any time prior to the effective date of the first registration statement filed by the Corporation



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covering an underwritten offering of any of its securities to the general public
(an "Initial Public Offering"), Gibson no longer holds, or has the right to convert Preferred Shares or Series E Shares into, at least 15% of the Fully-Diluted Outstanding Stock of the Corporation, other than Excluded Shares (as those terms are defined in the Corporation's Restated Articles) issued after the effective date of this Agreement; (b) if at any time during the one-year period following an Initial Public Offering, Gibson has sold or otherwise disposed of, in the aggregate during such period, more than ten percent (10%) of the number of shares of capital stock of the Corporation held by Gibson (determined on an as-converted-into common stock basis) as of the date of the Initial Public Offering ("Gibson's IPO Shareholdings"); (c) if at any time after the one-year period following an Initial Public Offering, Gibson has sold or otherwise disposed of, in the aggregate at any time since the Initial Public Offering, more than twenty-five percent (25%) of Gibson's IPO Shareholdings; (d) if Gibson is in material breach or material violations of its obligations set forth in the Content Agreement, has had its "Anchor Tenancy" revoked in accordance with Section 9.2 of the Content Agreement, or fails to renew the Content Agreement at any time after the initial term or any renewal period a provided in Section 11.1 thereof, unless the Corporation rejected a firm written offer made by Gibson to renew the Content Agreement, which offer otherwise fully satisfied the requirements for renewal set forth in Section 11.1(b) thereof; or
(e) upon the consummation of a Proposed Sale Transaction pursuant to Section 4 above which results in an effective change of control of the Corporation.

6. GENERAL.

     (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements signed and performed entirely in California.

     (b) NOTICE. Any notice required to be given by either Party to the other shall be deemed given: (i) five (5) business days after being deposited in the postal system in registered or certified form with return receipt requested, postage paid, addressed to the notified Party at the address for notices set forth in the Purchase Agreement for Gibson or the Corporation, or in the case of a Shareholder, the last address provided to the Corporation, but only if the Party giving notice receives a return receipt within 10 business days after the notice is mailed; (ii) on the next business day if dispatched to the notified Party at the address specified in clause (i) above via a courier service that guarantees next business day delivery, but only if the records of such courier service confirm that such delivery was in fact made the next business day; or
(iii) immediately upon dispatch if dispatched by facsimile transmission to the notified Party at the facsimile telephone number set forth in the Purchase Agreement for Gibson or the Corporation, or in the case of a Shareholder, the last facsimile telephone number provided to the Corporation, and the dispatching Party receives an electronic confirmation of receipt, and the dispatching Party also promptly gives notice as provided in clause (i) or (ii) of this Section 7(b). Gibson may change the postal address or facsimile telephone number to which notice is sent by written notice to the Corporation and the Shareholders; the Corporation may change the postal address or facsimile telephone number to which notice is sent by written notice to Gibson; any Shareholder may change the postal address or facsimile telephone number to which notice is sent by written notice to the Corporation, and the Corporation shall promptly forward such change to Gibson.

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     (c) BINDING OBLIGATION. This Agreement is binding upon the Parties, their representatives, successors and assigns (including, for any Party who is an individual, their heirs, administrators and executors). This Agreement is not assignable by Gibson or the Corporation without the prior written consent of the other (which consent may be withheld in such party's sole and absolute discretion), and may only be assigned by a Shareholder in connection with the sale or transfer of his or its shares of capital stock in the Corporation and only then if the transferee of such shares agrees in a writing delivered to Gibson and the Corporation to be bound by the terms of this Agreement as a "Shareholder" hereunder.

     (d) SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement unless as a result the rights of either party are materially diminished or the obligations and burdens of either party are materially increased so as to be unjust or inequitable.

     (e) WAIVER. No waiver by any party of any breach of any provision hereof shall constitute a waiver of any other breach of that or any other provision hereof.

     (f) ENTIRE AGREEMENT; HEADINGS. This Agreement, as well as the Purchase Agreement (including all of the agreements referred to therein to which the Corporation and Gibson are both parties) constitutes the entire agreement between Gibson and the Corporation, and this Agreement constitutes the entire agreement between Gibson and each Shareholder, with respect to the subject Agreement (including all of the agreements referred to therein to which the Corporation and Gibson are both parties) constitutes the entire agreement between Gibson and the Corporation, and this Agreement constitutes the entire agreement between Gibson and each Shareholder, with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and other communications between the parties. This Agreement may not be modified except by an instrument in writing signed by a duly authorized representative of each of the Parties. The section headings and captions in this Agreement are for convenience of reference only and shall not be considered in interpreting this Agreement.

     (g) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

GIBSON GREETINGS, INC.                      THE VIRTUAL MALL, INC.

By:      /s/ Jim Wilson                     By:     /s/ Fredrick L. Campbell
    ----------------------------------          --------------------------------
Title:   Chief Financial Officer            Title:   CEO
      --------------------------------            ------------------------------


SHAREHOLDERS:
-------------

ALTOS VENTURES I, L.P.

By:      Altos Management Partners I, L.P.,
         Its General Partner

         By       /s/ [signature]
             -------------------------
         Title:   General Partner
                ----------------------

ROSEWOOD STONE GROUP, INC.                  BAYVIEW INVESTORS, LTD.

                                            By:   Robertson Stephens & Company
                                                  Private Equity Group, L.L.C.

By:      /s/ [signature]                    By      /s/ [signature]
   ----------------------------------         ----------------------------------
Title:   President                          Title:   Managing Director
       ------------------------------              -----------------------------

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PORTAL PUBLICATIONS, LTD.                   NEW WORLD EQUITIES

By:      /s/ Jeffrey A. Pearson             By:      /s/ [signature]
    ---------------------------------           --------------------------------
Title:   VP-CFO                             Title:   Jr. Managing Partner
      -------------------------------             ------------------------------


E-COMMERCE PARTNERS, L.P.

By       /s/ [signature]
   ---------------------------------
Title:   General Partner
       -----------------------------


                                                  /s/ Lee Rosenberg
------------------------------------        ------------------------------------
NEIL KATIN                                  LEE ROSENBERG
an individual                               an individual


    /s/ Angelo Grestoni
------------------------------------
ANGELO GRESTONI
an individual


   /s/ Anthony Levitan                        /s/ Fredrick Campbell
------------------------------------        ------------------------------------
ANTHONY LEVITAN                             FREDRICK CAMPBELL
an individual                               an individual